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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

MYRIAD RECEIVES MISSISSIPPI TOURISM INCENTIVE PROGRAM CERTIFICATE

EDMONTON, ALBERTA--(BUSINESS WIRE)--MARCH 6, 2006-- Myriad Entertainment & Resorts, Inc., a Delaware corporation ("Myriad Entertainment" -- Trading Symbol:
MYRA), owns, through its wholly-owned subsidiary, MER Resorts, Inc., a Delaware corporation, a thirty-three percent (33%) interest in Myriad World Resorts of Tunica, LLC ("Myriad Tunica").

On April 21, 2005, the Mississippi Development Authority granted approval to Myriad Tunica for participation in the Mississippi Tourism Incentive Program ("TIP"). TIP was designed to encourage the establishment of large family-oriented tourist attractions in the State of Mississippi.

Myriad Tunica was awarded a Mississippi Tourism Incentive Certificate (TP-016) making it eligible to receive up to $290,950,000 of sales tax rebates, effective during the first ten years of operation, collected from revenues generated from family-oriented operation of its proposed resort development in Tunica, Mississippi. The amount awarded was based on a formula that qualified 35% of the capital invested in family-oriented components of the resort to be eligible for rebate. Myriad Tunica was the last applicant approved under the TIP program since it was discontinued June 30, 2005.

The Myriad Tunica resort is planned to be built on 540 acres of land, of which over 90% is anticipated to be dedicated to family-oriented entertainment, recreational and amusement venues and ancillary infrastructures. Planned resort features include: the world's first fully enclosed, climate-controlled championship golf course; a world class water park; a 400-ft observation wheel; a 1,200-room hotel-convention center; and multiple enclosed and open-air botanical gardens. The entire resort is themed to tell the story of the mighty Mississippi River, its history and its people.

Jimmy Gouras, of Jimmy Gouras - Urban Planning Consultants Inc., stated, "The Myriad Resort is the perfect project to receive this type of certification. I've been involved in hundreds of funding initiatives and I've never seen one so well suited to the needs of the community." Scott Hawrelechko, Chairman of Myriad Entertainment and Manager of Myriad Tunica added, "We believe that our participation in the TIP program is a positive one for Myriad Tunica and our stockholders in Myriad Entertainment. It will provide us with additional operational flexibility and complement our continuing financing discussions."

Additional Information and Where to Find It Myriad Entertainment filed with the SEC a current report on Form 8-K related to this event. A free copy of the report and the documents filed as exhibits to the report can be obtained at the SEC's web site at www.sec.gov or from Myriad Entertainment by contacting Investor Relations at (780) 431-0086.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changed economic or business conditions, the ability of the company to raise financing to initiate and complete its anticipated construction and development plan, the impact of competition, market receptivity to the company's planned resort developments, attraction and retention of experienced management, compliance with regulatory conditions, permits and licensing approvals, and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

CONTACT:

     Scott Hawrelechko, Chairman
     Myriad Entertainment & Resorts, Inc.
     780-431-0086
     scott@myriadgolf.com

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Source: Myriad Entertainment & Resorts, Inc.